Exhibit 99.1

News Release

Wabtec Reports Record Quarterly Sales and Earnings; 1Q EPS of $1.44, Up 18 Percent

WILMERDING, PA, April 24, 2013 – Wabtec Corporation (NYSE: WAB) today reported record results for the 2013 first quarter, including the following:

•	First quarter sales were a record $616 million, 6 percent higher than the year-ago quarter, due to strong growth in the Transit Group.

•	Income from operations was a record $104 million, or 16.8 percent of sales, compared to 16.1 percent in the year-ago quarter.

•	Earnings per diluted share were a record $1.44, which was 18 percent higher than the year-ago quarter.

•	At March 31, 2013, the company had cash of $225 million and debt of $418 million.

Based on its first quarter results and outlook for the rest of the year, Wabtec affirmed its 2013 guidance for earnings per diluted share of about $5.85, with revenues expected to be up about 8-10 percent for the year.

Albert J. Neupaver, Wabtec’s president and chief executive officer, said: “We’re off to a good start in 2013, even with a global economy that is slowly recovering. Over time, as countries around the world invest in their freight rail and passenger transportation systems, we expect to continue to benefit from our diverse business model. We remain focused on executing our strategic growth initiatives, and on rigorous application of the Wabtec Performance System to drive productivity and cost improvements.”

Wabtec Corporation (www.wabtec.com) is a global provider of value-added, technology-based products and services for rail and other industrial markets.

This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, an economic slowdown in the markets we serve; a decrease in freight or passenger rail traffic; an increase in manufacturing costs; and other factors contained in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these statements or advise of changes in the assumptions on which they are based.

The company will conduct a conference call with analysts and investors at 10 a.m., eastern time, today. To listen to the call via webcast, please go to www.wabtec.com and click on the “Webcasts” tab in the “Investor Relations” section.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2013 AND 2012

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	First	First
	Quarter	Quarter
	2013	2012

Net sales	$615,510	$583,309
Cost of sales	(432,622)	(413,928)

Gross profit	182,888	169,381
Gross profit as a % of Net Sales	29.7%	29.0%

Selling, general and administrative expenses	(64,300)	(62,029)
Engineering expenses	(11,334)	(10,149)
Amortization expense	(3,587)	(3,093)

Total operating expenses	(79,221)	(75,271)
Operating expenses as a % of Net Sales	12.9%	12.9%

Income from operations	103,667	94,110
Income from operations as a % of Net Sales	16.8%	16.1%

Interest (expense) income, net	(3,614)	(3,724)
Other income (expense), net	(581)	(114)

Income from operations before income taxes	99,472	90,272

Income tax expense	(29,859)	(31,011)

Effective tax rate	30.0%	34.4%

Net income attributable to Wabtec shareholders	$69,613	$59,261

Earnings Per Common Share
Basic
Net income attributable to Wabtec shareholders	$1.46	$1.24

Diluted
Net income attributable to Wabtec shareholders	$1.44	$1.22

Weighted average shares outstanding
Basic	47,512	47,707

Diluted	48,286	48,341

Sales by Segment
Freight Group	$305,865	$397,288
Transit Group	309,645	186,021

Total	$615,510	$583,309